UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	February 20, 2008

Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)
(414) 342-4680
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        On February 20, 2008, Harley-Davidson Financial Services, Inc. (“HDFS”), a subsidiary of Harley-Davidson, Inc., entered into a new $300 million credit facility. The primary use of the new facility is to provide additional liquidity to HDFS’ unsecured commercial paper program and to fund operations. Interest is based on London interbank offered rates (“LIBOR”) or other short term indices, depending on the type of advance. The facility is a committed facility due on the earlier of December 15, 2008 or the date HDFS refinances its existing $1.4 billion revolving credit facility, and the Company pays a fee for its availability.

        The operating covenants under the facility are similar to those that apply under HDFS’ existing $1.4 billion revolving credit facility. Under the financial covenants, the debt to equity ratio of HDFS and its consolidated subsidiaries cannot exceed 9.0 to 1.0 and HDFS must maintain a minimum consolidated tangible net worth of $300.0 million.

        As a result of the new facility, HDFS may issue commercial paper of up to $1.7 billion in the aggregate. Maturities may be up to 365 days from the issuance date. Commercial paper outstanding under the program cannot exceed liquidity support provided by the unused portion of the $1.4 billion revolving credit facility and the new $300 million credit facility.

Item 7.01.	Regulation FD Disclosure.

        On February 20, 2008, HDFS completed the sale of $486 million in retail motorcycle loans through a securitization transaction resulting in an estimated loss of $4.1 to $5.4 million. The loss was driven in part by volatility in the capital markets. As part of the transaction, HDFS retained notes relating to $54 million in retail motorcycle loans out of the transaction total of $540 million.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.
Date: February 20, 2008	By: /s/ Gail A. Lione
Gail A. Lione
Executive Vice President, General Counsel and
Secretary